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EXHIBIT 5.1

THOMPSON HINE LLP
Attorneys at Law
2000 Courthouse Plaza, N.E.
P.O. Box 8801
Dayton, Ohio 45401-8801

July 11, 2003

Dayton Superior Corporation
7777 Washington Village Drive, Suite 130
Dayton, Ohio 45459

Ladies and Gentlemen:

        We have acted as counsel to Dayton Superior Corporation, an Ohio corporation (the "Company"), and Symons Corporation, a Delaware corporation, Dur-O-Wal, Inc., a Delaware corporation, Trevecca Holdings, Inc., a Delaware corporation, Dayton Superior Specialty Chemical Corp., a Kansas corporation, Aztec Concrete Accessories, Inc., a California corporation, and Southern Construction Products, Inc., an Alabama corporation (each a "Guarantor" and, collectively, the "Guarantors") in connection with the registration, by means of the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of: (i) $165,000,000 in aggregate principal amount of the Company's 10 3/4% Senior Second Secured Notes due 2008 (the "Exchange Notes") issued pursuant to an indenture (the "Indenture") dated as of June 9, 2003 among the Company, the Guarantors, as guarantors, and The Bank of New York, as trustee (the "Trustee"), and (ii) the Guarantors' guarantees of the Exchange Notes (the "Guarantees") pursuant to the Indenture. The Exchange Notes will be issued in exchange for the Company's outstanding 10 3/4% Senior Second Secured Notes due 2008 (the "Old Notes") and the associated guarantees of the Guarantors on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

        In connection with the opinions expressed in this letter, we have reviewed the Indenture, the Old Notes and the Exchange Notes and all such corporate proceedings, documents and records of the Company and the Guarantors and all such other matters as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to any facts material to our opinions which were not independently established or verified, we have relied upon oral or written statements of officers and other representatives of the Company, the Guarantors and others, including public officials.

        To the extent that the obligations of the Company and the Guarantors under the Indenture and the Exchange Notes may be dependent upon such matters, we have assumed for purposes of our opinions that: (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture; with all applicable laws and regulations; and (iv) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        Based upon the foregoing, it is our opinion that:

        (1)   The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in accordance with the terms of the Exchange Offer and the Indenture, will be validly issued, fully paid and nonassessable and enforceable against the Company in accordance with their terms.

        (2)   Each of the Guarantees has been duly authorized by all necessary corporate action on the part of the respective Guarantors and, when the Exchange Notes are executed, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, the Guarantees will be the legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

        The opinions set forth above are subject to the following qualifications and limitations:

  (i)
  The enforceability of the Exchange Notes and the Guarantees may be limited by the effect of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, liquidation, reorganization, moratorium and other laws and court decisions affecting the rights and remedies of creditors.

  (ii)
  The enforceability of the Exchange Notes and the Guarantees may be limited by the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

  (iii)
  We express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.06 of the Indenture.

  (iv)
  We express no opinion with respect to whether acceleration of the Exchange Notes may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

        We are rendering this opinion as members of the Bar of the State of Ohio, and we express no opinion as to matters governed by laws other than those of the State of Ohio, the General Corporation Law of the State of Delaware, the General Corporation Code of the State of Kansas, the Business Corporation Act of the State of Alabama and the General Corporation Law of the State of California.

        Our opinions are limited to the conclusions specifically stated herein, and no opinion may be inferred or implied beyond such specific conclusions. We disclaim any undertaking or obligation to advise you of any changes in the conclusions or other matters covered in this letter that hereafter may come to our attention.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

Very truly yours,
/s/ THOMPSON HINE LLP
DAN

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  EXHIBIT 5.1
THOMPSON HINE LLP Attorneys at Law 2000 Courthouse Plaza, N.E. P.O. Box 8801 Dayton, Ohio 45401-8801
July 11, 2003